UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 4, 2005

HOUSERAISING, INC.
(Exact name of Registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation)	56-2253025 (I.R.S. Employer Identification No.)

4801 East Independence Boulevard, Suite 201, Charlotte, NC 28212 (Address of Principal Executive Offices)	000-50701 (Commission File Number)

(704) 532-2121 (Registrant’s telephone number, including area code)

This Current Report on Form 8-K is filed by HouseRaising, Inc., a North Carolina corporation (the “Registrant”), in connection with the items set forth below.

Item 1.01.  Entry into a Material Definitive Agreement.

On March 31, 2005, the Registrant and all of the contracting parties executed a Membership Interest Purchase Agreement, dated as of March 16, 2005 (the “Agreement”), between and among the Registrant, COBS Homes, LLC, a California limited liability company (“COBS Homes”), and all of the members of COBS Homes (the “Members”), pursuant to which the Registrant agreed to acquire, subject to the satisfaction prior to closing of certain conditions precedent, all of the membership interests, and agreed to enter into employment agreements and non-compete agreements with certain of the Members for a consideration consisting of cash and restricted common stock of the Registrant having a combined aggregate market value of approximately $5.0 million. On April 4, 2005, the Agreement was amended to provide, among other things, that the closing must occur on or before July 1, 2005, or the Registrant or COBS Homes may terminate the Agreement. A copy of the Agreement, and the Letter Agreement which amended it (together, being the “Amended Agreement”), are attached hereto as Exhibits 10.1 and 10.2.

Pursuant to the Amended Agreement, the Registrant will pay the Members an aggregate of approximately $1.75 million in market value of the Registrant’s restricted common, and approximately $3.25 million in cash, allocated as follows: (1) $1,275,000 in market value of the Registrant’s restricted common stock and $25,000 in cash allocated to four-year employment agreements with four of the Members, with the shares to be held in escrow and released at a rate equal to 25% per year at the end of each year; (2) $250,000 in market value of Registrant’s restricted common stock and $573,000 in cash allocated to four-year non-compete agreements with four of the Members; (3) $250,000 in market value of the Registrant’s restricted common stock and $1,300,000 in cash allocated to the purchase price of the membership interests, payable in the aggregate to all of the Members on a non-pro rata basis; (4) $250,000 in market value of the Registrant’s restricted common stock and $500,000 in cash allocated to certain executive employees of COBS Homes based on an earn-out formula that is contingent on COBS Homes reaching certain operating targets, and (5) $560,000 in cash allocated to pay off the outstanding principal and interest of debt owed by certain Members. In addition, the Registrant has agreed to cause all personal guarantees of COBS Homes’ debt or other obligations issued by Members to be released, and it has also agreed to contribute $250,000 in working capital to COBS Homes.

The consummation of the acquisition is contingent on the Registrant completing an acquisition financing that will provide the required $3.25 million in cash, although this contingency has not been expressly made a condition precedent to the Registrant’s obligations under the Agreement. In addition, the Agreement has certain conditions precedent to the obligation of the Registrant to consummate the acquisition, such as the delivery by COBS Homes of a satisfactory three year audit of its books and records, the completion by the Registrant of a satisfactory due diligence investigation, and the obtaining of the four-year non-compete agreements from the principals of COBS Homes at closing. The Board of Directors of the Registrant authorized the management of the Registrant to enter into the Agreement at a meeting held on March 24, 2005.

On March 31, 2005, the closing price per share of the Registrant’s common stock on the Over-the-Counter Bulletin Board was $1.37 per share, which would translate, by way of example, to an issuance of approximately 1,478,102 shares of common stock by the Registrant in connection with the Agreement, representing 4.0% of the 37,369,774 issued and outstanding shares of common stock as of March 15, 2005. The actual number of shares to be issued under the Agreement is based on an average bid price for the ten business days preceding and the ten business days following the date of the Agreement. In connection with the issuance of shares of restricted common stock under the Agreement, the Registrant has agreed with the Members to cause all shares issued to be registered under the Securities Act of 1933, as amended, on or before December 1, 2005.

The Agreement is a binding acquisition agreement between the parties thereto, and it embodies all of the material terms and conditions that are necessary to enforce the rights and obligations set forth therein. However, the parties have agreed to use their best efforts, between the signing and the closing, to supplement the agreed upon terms and conditions with some additional representations, warranties and conditions which are customary for a transaction of this sort. In the event that the parties are successful in agreeing to add additional terms and conditions, the Agreement will be amended to reflect the new understanding.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOUSERAISING, INC.

Date: April 8, 2005	By:	/s/ Robert V. McLemore
Name: Robert V. McLemore
Title: President and Founder

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Exhibit Index

Exhibit No.	Exhibit Description

10.1	Membership Interest Purchase Agreement, dated as of March 16, 2005

10.2	Letter Agreement, dated April 4, 2005.

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